Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of American Capital, Ltd., a corporation organized under the laws of the state of Delaware (the “Corporation”), hereby constitutes and appoints Malon Wilkus, John R. Erickson and Samuel A. Flax, and each of them (with full power to each of them to act alone), her true and lawful attorneys-in-fact and agents for her and on her behalf and in her name, place and stead, in all cases with full power of substitution and resubstitution, in any hand and all capacities, to sign, execute and affix his seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration Statement on Form N-2 or any other appropriate form and all amendments or supplements (including post‑effective amendments) thereto with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration of the Corporation's Common Stock, $0.01 par value per share, Preferred Stock, $0.01 par value per share, and Debt Securities, and grants to each of them full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully and to all intents and purposes as she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned director has hereunto set her hand and seal, as of the date specified.

Signature	Title	Date
/s/ SUSAN K. NESTEGARD	Director	July 25, 2013
Susan K. Nestegard